PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 8, 2018.

Bio Fil Inc.
2906 E Caley Avenue
Centennial, CO 80121
720-364-2476
http://www.biodegradablefilter.com (site under construction)

Up to 1,400,000 Shares at $10.00 per share for a Maximum Offering Amount of $14,000,000. Minimum Subscription Amount 100 Shares.

We are offering a maximum of 1,400,000 shares of no par value common stock (the "Shares" or our "Common Stock") at a price of $10.00 per share on a best efforts basis with no minimum offering target other than a minimum subscription amount of 100 Shares for a minimum purchase price of $1,000. No securities are being offered by selling security holders. There are no arrangements to place the funds received from the sale of any Shares in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into our Company's bank account. Because there is no minimum offering target, funds raised may not be sufficient to complete the plans of our Company as set forth in "Use of Proceeds" on page 18. See "Plan of Distribution" on page 19 and "Securities Offered" on page 23 for a description of our capital stock.

                        Price to Public  Underwriting 	Proceeds to
	Proceeds to
                                         Discount	Issuer(2)       Other

					 And 				Persons
_________________________________________commissions(1)_____________________


Per share/unit:	$10.00          	0.00    	        $10.00 	0.00
Total Minimum:	$1,000			0.00		     $1,000	0.00
Total Maximum:  $14,000,000  		0.00    	$14,000,000     0.00
_____________

(1) We do not presently intend to use commissioned sales agents or underwriters but reserve the right to engage Broker-Dealers in the future who are members of
FINRA. See "Use of Proceeds" and "Plan of Distribution."
(2) Does not reflect any reduction for expenses of this offering estimated to be up to $25,000, including legal, accounting and other costs of qualification and registration in Colorado. See "Use of Proceeds" and "Plan of Distribution."

Sales pursuant to this Offering Circular will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange
Commission (the "SEC" or the "Commission") and will be made on continuous basis as provided by Rule 251(d)(3)(i)(F) for up to one year following the date of qualification by the SEC (the "Offering Period"). The Company is following the
"offering circular" disclosure format under SEC Regulation A for this offering circular.

Investing in the Shares is speculative and involves substantial risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully review the "Risk Factors" section of this offering circular, beginning on page 5, which contains a detailed discussion of what we believe to be the material risks that you should consider before you invest in our common stock.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered hereunder are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

No person has been authorized to give any information or to make any representations in connection with the offer made by this Offering Circular, nor has any person been authorized to give any information or make any representation other than those contained in this Offering Circular, and if given or made, such information or representations must not be relied upon. This Offering Circular does not constitute an offer to sell or solicitation of an offer to buy in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Investment in start-up businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved.

The company has not made any arrangements to place funds raised through this offering in an escrow, trust or similar account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in the offering. Accordingly, if our Company should file for bankruptcy protection, or a petition for insolvency bankruptcy is filed by creditors against our Company, investor funds will become part of the bankruptcy estate and be administered according to applicable bankruptcy laws.

There is, at this time, no public market for any of our Company's securities.

The securities being offered by this Offering Circular have not been registered under the securities act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of these laws. The securities have not been approved or disapproved by the SEC or any state regulatory authority nor has the SEC or any state regulatory authority passed upon or endorsed the merits of the offering or the accuracy or adequacy of this Offering Circular. Any representation to the contrary is unlawful.

Unless otherwise indicated, information and data contained in this Offering Circular concerning the industry in which our Company plans to conduct business are based on information from various public sources. Although we believe that this information and data is generally reliable, such information and data is inherently imprecise, and our estimates and expectations based on such information and data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such information or data or any estimates or expectations based thereon.

STATE LEGENDS

COLORADO

THESE SECURITIES ARE OFFERED PURSUANT TO A LIMITED OFFERING REGISTRATION
BY COORDINATION WITH THE COLORADO DIVISION OF SECURITIES. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COLORADO DIVISION OF SECURITIES NOR HAS THE DIVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE STATE OF COLORADO HAS INSTITUTED THIS LIMITED OFFERING REGISTRATION BY COORDINATION PROCEDURE IN AN EFFORT TO SIMPLIFY AND EXPEDITE THE SMALL BUSINESS
CAPITAL FORMATION PROCESS. INVESTORS ARE ENCOURAGED TO ASK QUESTIONS OF AND SEEK ADDITIONAL INFORMATION FROM THE ISSUER AND UNDERWRITER, IF ANY, OF THESE SECURITIES.

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Table of Contents

                                                                     	Page

Offering Summary                                                         4

Risk Factors 	                                                         5

Description of Business                                                 13

Use of Proceeds                                                         18

Plan of Distribution                           	                        19

Dilution                                                                20

Description of Property                                                 21

Management's Discussion and Analysis of
Financial Condition and Results of Operations                           21

Securities Offered                                                      23

Directors, Executive Officers and Significant Employees                 23

Compensation of Directors and Executive Officers                        25

Security Ownership of Management and Certain Shareholders             	26

Interest of Management and Others in Certain Transactions               28

Section F/S                                                             29

Part III:  Exhibits                                                     39

Signatures                                                              39

Acknowledgement Adopting Typed Signature                                39



























Offering Summary

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important. Before investing in this offering, please review all information carefully, ask any question that you would like answered and consult your own counsel. References to "we", "us", "our", or "Company" mean Bio Fil Inc, a Colorado corporation.

We believe there is a market need for a biodegradable cigarette filter, one that we believe will break down significantly faster than the current filters on market, and we believe we have developed a marketable process to produce a biodegradable cigarette filter to fill this need. Our planned biodegradable cigarette filter is completely made of organic materials, which we believe will break down significantly faster than conventional filters on the market today, thereby having less impact on the environment compared to conventional cigarette filters. We believe that with widespread adoption, our planned biodegradable cigarette filter could lead to significantly reduced cigarette butt litter pollution around shorelines, waterways and on land, which is not only aesthetically pleasing, but should also lead to lower cleanup costs and could also have an ancillary benefit to wildlife that sometimes ingest cigarette butts when non-degraded filters remain in the environment.

We are a start-up stage Company that is currently underfunded and requires funding to implement our business plans. Our founder and CEO, Thuan Lu, has applied for a United States patent to protect the intellectual property rights of our biodegradable cigarette filter (Application Serial Number 15/795,572) and all intellectual property rights associated with such patent application have been assigned to our Company (See Exhibit 17.6). We believe our planned biodegradable cigarette filter product has enormous potential, subject to the increased risk of loss associated with our underfunded, start-up stage status.

The principle purpose of this offering is to raise capital for the following Company priorities: to reimburse our founder and CEO for equipment contributed to the Company, raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and for advances made on behalf of the Company for start-up costs, including fees and legal costs associated with the U.S. patent application for our planned product (altogether estimated at $75,000); to fund the process to obtain approval from the U.S. Food and Drug Administration (FDA) for our planned biodegradable cigarette filter product, which is expected to be time consuming and expensive; to fund the continuing process of securing U.S. patent protection for our planned product, if available, including a reserve to fund potential litigation expenses for potential challenges to such intellectual property; to fund the consumer appeal and product testing we expect to be required to show the marketability of our planned product; to fund the search and negotiations required to either source manufacturing capability from third parties or develop our own manufacturing capabilities for our planned product;
to fund marketing activities to reach potential customers for our planned product; and to fund working capital and reserves in order to ramp up our resources as required to implement our business plans.

Because we are a start-up stage Company without a proven track record, without
FDA approval for our planned product, without an issued patent to protect the intellectual property associated with our planned product, without the consumer and product testing to indicate the viability of our planned product, and without sourced or developed means to manufacture and bring our planned product to market; investment in our Common Stock carries far more risk than investment in a more established company that has already funded some or all of such activity. If we fail to raise the capital required to fund any of the Company priorities listed above or we fail to obtain FDA approval for our planned product; fail to receive patent protection for our planned product; fail to obtain positive consumer appeal and product testing results; fail to either sell/license our technology or source or develop reliable manufacturing capability for our planned product; or fail to secure adequate customers for our planned product; our business will likely fail and investors in this offering could lose some or all of their investment.

There is currently no trading market for our Common Stock. The absence of an active trading market will limit shareholders' ability to sell their shares. Management plans to seek market maker(s) to sponsor our securities and, subject to availability of funds and FINRA requirements, plans to evaluate the possibility of having our Common Stock listed on an Over the Counter (OTC) market or other alternative trading platform. However, we may never become listed and/or an active trading market for our Common Stock may not develop if we do become listed on an OTC market or other alternative trading platform.



Risk Factors

Material Risks Associated with Our Business

Investing in Securities of a Start-Up Company like ours is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, including those listed below and elsewhere in this Offering Circular.

The Company is a Start-Up stage business subject to increased risk compared to established companies with a proven track record.

Potential investors should evaluate our Company in light of the expenses, delays, uncertainties, and complications typically encountered by high-risk, start-up stage ventures, many of which may be beyond our control. Our Company was formed on January 13, 2017 and our activities to date have centered upon overall strategy (especially finance), team development, preparation of our business plans and this Offering Circular. Accordingly, you only have knowledge of our limited operating history and the description of our business plans described in this Offering Circular upon which to evaluate our prospects. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a highly competitive industry, where FDA approval for our planned product is required but has not yet been obtained, there is not yet an issued patent to protect the intellectual property associated with our planned product, there has been no material consumer and product testing to indicate the viability of our planned product, and where we have not sourced or developed means to manufacture and bring our planned product to market, all in light of the risks associated with our current undercapitalized financial condition. If materially less than all funds authorized to be raised pursuant to this offering are received, we may have insufficient means to implement our plans, and early investors will be at heightened risk of loss of their initial investments. The market potential of our Company's planned product is not yet proven. Our Company's historical financial data are of little or no value in predicting future results. Business risks of our Company include, but are not limited to the following:


*  	Lack of historical operations or any profitability;
*  	Current lack of sufficient capital;
*  	Lack of FDA approval for our planned product;
*  	Lack of consumer and product testing to indicate the viability of our
	planned product;
*  	Unanticipated problems, delays, and expenses relating to implementation of
        technology and manufacturing of our proposed products;
*  	Marketing difficulties; and
*  	Uncertain market acceptance

We face intense competition which may adversely affect investors in this offering.

The tobacco products accessory industry, of which cigarette filters are a part, is intensely competitive with relatively low barriers to entry. Just as with other start-up companies, we will compete with international, national and smaller regional or local companies. Many of our potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, marketing, management, service, support and other resources than we do. Therefore, they may be able to respond more quickly than us to new or changing opportunities, standards or customer requirements. Our competitors also offer a broader range of products. In addition, access to offshore manufacturing is also making it easier for new companies to enter the markets in which we expect to compete. A simple search for "biodegradable cigarette filter" on the United States Patent and Trademark Office (USPTO www.uspto.gov) patent application database produced six results that appear to be from three different inventor groups including RJR Reynolds Tobacco Co. and
Greenbutts, LLC so we are aware that there are other direct competitors.

Generally speaking all our competitors:

*  	have significantly greater financial resources than we do;
*  	have broader market presence;
*  	have a longer operating history;
*  	have greater distribution capabilities;
*  	have stronger brand recognition; and/or
*  	spend substantially more on product advertising.

The greater capabilities of our competitors in these areas may enable them to better withstand any downturns in the tobacco products accessory industry, compete more effectively on the basis of price and production and more quickly develop new products. Our revenues, profitability and financial condition could be materially adversely affected as a result of such competition.

We expect that our product will be subject to regulation by the U.S. Food and Drug Administration (FDA) and potentially other regulatory bodies outside the
U.S.

We expect that our product will be subject to regulation by the FDA. The FDA may make changes to their regulations or procedures that adversely affect us. The process of getting approval from the FDA for our product is expected to be expensive and time consuming and could necessitate extensive testing beyond our expectations. Due to our currently undercapitalized condition, we have not yet engaged experts to advise us on the requirements and expense necessary for FDA approval, and we plan to use proceeds from this offering to do so. It is possible we will be unable to obtain approval for our product, in which case it is likely that investors in this offering would lose their entire investment. We may also desire to file future product submissions to the FDA or applications for future expansions of indications for use of our product(s). These may not be approved or may be delayed beyond assumptions made in planning, thus adversely impacting revenue generation and our ability to promote and sell planned products. The same risks are applicable to submissions to foreign regulatory bodies that may have authority over our proposed products in their jurisdictions.

Our planned product may never achieve market acceptance, which would adversely affect our business.

We cannot predict whether our product will ever achieve market acceptance. We have been told that we need to conduct independent consumer and product testing before any major tobacco companies will seriously consider purchasing our planned biodegradable cigarette filter. Due to our currently undercapitalized condition, we have not yet engaged experts to advise us on the requirements and expense necessary for such independent consumer and product testing, and we plan to use proceeds from this offering to do so. It is possible that we will fail to achieve consumer and customer acceptance of our product, in which case investors in this offering would likely lose their entire investment. A number of factors may limit the market acceptance of our product, including:

*  	Consumer tastes and acceptance of our product;
*  	Full market launch relative to competitive products;
*  	Availability of alternative or competitive products;
*  	The cost of our product relative to any alternative or competitive
	products; and/or
*  	The extent and success of the marketing efforts by our competitors.

Any failure to obtain and protect our intellectual property rights and avoid infringing the intellectual property rights of third parties could undermine our competitive position.

Our founder and CEO, Thuan Lu, has applied for a United States patent to protect the intellectual property rights of our planned biodegradable cigarette filter (Application Serial Number 15/795,572) and all intellectual property rights associated with such patent application have been assigned to our Company (See Exhibit 17.6). We believe that our ability to obtain a patent and protect this technology is critical to our success. We plan to rely primarily on patent, trademark, trade secret, copyright law and other contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and there can be no assurance that the actions we take to protect our intellectual property rights will be effective in preventing or even impacting competitive threats. If we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and we cannot assure you that we would be successful in such litigation. An adverse determination in any such litigation could materially impair our intellectual property rights and our business, prospects and reputation. Our competitors or other companies may independently develop technologies that are substantially equivalent or superior to our technology and third parties may design around our technology to produce competitive ' offerings. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have, cause us to lose sales or otherwise harm our business. In addition, at the present time, we have no insurance coverage against litigation costs, and we may not be able to obtain such coverage or obtain such coverage at an acceptable cost. Any failure by us to adequately protect our intellectual property rights could have a material adverse effect on our business, financial condition or operating results.

In addition, third parties could reverse engineer, copy or otherwise misappropriate our proprietary rights and benefit from reproducing or copying our products in jurisdictions outside the U.S., which could have a material adverse effect on our ability to market and sell our product outside the U.S. market. We do not currently plan to seek other patent protection outside the U.S., but we may do so if we believe the business opportunity outside the U.S.
justifies the cost.

If our product is found to violate third party proprietary rights, we may be required to reengineer our planned product or seek to obtain licenses from third parties in order to offer our planned products without substantial reengineering. Any efforts to reengineer our planned product or obtain licenses from third parties may not be successful and, in any case, would be likely to substantially increase our costs and have a material adverse effect on our business, operating results and financial condition. We may not be able to obtain licenses from third parties if it is found that our planned product violates other patents. Furthermore, the costs associated with defending intellectual property claims from third parties could be burdensome and have a material adverse effect on our business, operating results and financial condition. Product development is inherently uncertain in a rapidly evolving environment in which there may be numerous patent applications pending with regard to similar products, many of which are confidential when filed.

Additional funding may not be available for our future capital needs and commitments, which could have an adverse affect on our business.

The Company may require additional funds beyond those raised from this offering for working capital, to develop and market our planned product, new products and otherwise to meet our business objectives. Any one of the foregoing factors, among others, could cause us to require additional funds or otherwise cause our cash requirements in the future to materially increase. In that case, we would likely seek additional funding through collaborative arrangements and public or private financing, including equity financing. We cannot guarantee that additional funding will be available on acceptable terms, or at all. If we issue more stock to raise funds in the future, investor ownership may be diluted. If adequate funds are not available, we may be required to take one or more of the following actions, any of which could have a material adverse effect on our business, financial condition or operating results:

*    	Delay, reduce the scope of, or eliminate one or more of our planned
	consumer appeal and product testing programs;
*    	Forfeit our rights to existing and/or future intellectual property
	rights;
*    	Obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our intellectual property
	or products that we would otherwise seek to develop or commercialize on our
	own;
*    	License the rights to such products on terms that are not favorable to
	us; or
*    	Issue additional shares of our stock or incur substantial debt.

We are subject to several production-related risks that could jeopardize our ability to manufacture and bring our planned product to market.

In order to successfully bring products to market and realize sales and revenue, we will be required to manufacture or source and deliver high quality products in a timely manner. We may not be able to anticipate and/or address production-related risks, many of which are beyond our control. Among others, the following production-related risk factors could have a negative effect on our ability to successfully manufacture or outsource and bring our planned product to market:

* 	Scheduling and transportation difficulties;
* 	Substandard product quality, which would likely result in higher warranty,
	product liability and costs associated with product recall or refusal of
	delivery of substandard products;
* 	Delays in development and/or delivery of new products;
* 	Changes in the cost or availability of raw materials;
* 	Changes in the availability or cost of labor or third party business
	partners such as vendors, manufacturers, and distributors;
* 	Currency fluctuations if we utilize third party business partners outside
	the United States; and
* 	Changes in laws and regulations, including but not limited to, changes in
	the regulation of and enforcement of tobacco-related laws, changes in tax
	rates, accounting standards, environmental, safety, occupational, health and
	safety, consumer laws and regulations.

We will likely rely on third parties over whom we have no control to manufacture and bring our planned product to market.

One of the complexities of selling and delivering our planned product is anticipated to be the need to negotiate and maintain numerous contracts with various third parties. We expect to depend on third parties to supply raw materials, manufacture our planned products and/or produce components of our planned products that are assembled elsewhere (which assembly may be undertaken by a third party). Currently, the Company does not have any supply contracts with such third party manufacturers and suppliers. As a result, we are not assured of an uninterrupted supply of materials or products (or components thereof) nor do we have in place quality and price protections. If we do enter into contracts with third party manufacturers and/or suppliers we may not be able to offset any interruption or decrease in supplies or components or be able to find suitable alternative third party manufacturers or suppliers in a timely manner, at acceptable prices or at all. The recent past severe recession affected the ability of vendors and other third party partners to access funds to enable them to fund their operating and capital budgets. If another recession occurs, manufacturers, suppliers and other third party business partners may experience significant disruptions to their businesses and operations that, in turn, could negatively impact our business operations and financial performance. Any disruption in the supply of material and components from such third parties could result in a loss of sales, an increase in production costs, claims against us from customers, and damage to our reputation, any of which could have a material adverse effect on our business.

Manufacturing and bringing products to market involves the potential for product recalls, product liability and other claims against us.

We will likely be subject to international, national, state and potentially local consumer product safety and other laws and regulations concerning consumer products generally and cigarette manufacturers specifically, and more restrictive laws and regulations may be adopted in the future. The tobacco industry in general has historically been subject to frequent product liability claims and we expect tobacco accessory products carry a high risk of such claims due to the close association with tobacco products. Any significant defects in our designs, products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance, costs associated with product recall or repurchase, product liability claims, and damage to our reputation. The costs we may incur in correcting any product or design defects may be substantial. Additionally, errors, defects or other performance problems could result in financial damages to our customers, which could result in litigation. Product liability litigation, even if we were to prevail, would be time consuming for management and costly to defend. We do not presently maintain product liability insurance, and any product liability insurance we may obtain in the future may not be adequate to cover such claims.

We need to retain and recruit key officers, employees, and consultants to manage our growth effectively.

Our success depends heavily upon the skills of our executive management team, and upon their ability to identify, hire, and retain additional management, sales, and financial personnel. If we were to lose the services of our founder and CEO, our prospects may be materially adversely affected.

Management believes that further expansion of our operations will be required in order to address potential market opportunities and produce meaningful profits. Such expansion may place a significant strain on our Company's management, operations and financial resources. An increase in the number of employees, our market penetration and our planned product development activities would result in increased responsibilities for management. Management will be required to successfully maintain relationships with various industry participants and customers, and other third parties and to maintain control over our strategic direction. Our current personnel, systems, procedures and controls may not be adequate to support our future operations. Management may not be able to identify, hire, train, motivate or manage required personnel or successfully identify and exploit existing and potential market opportunities. Any failure to effectively manage expected growth and address these growth-related issues could have a material adverse effect on our business.

Competition from illicit sources may have an adverse effect on our ability to market, manufacture set prices and could damage any brand equity we may develop.

Illicit trade and trafficking in the form of counterfeit products, smuggled genuine products and locally manufactured products on which applicable taxes are evaded, represent a significant and growing threat to the legitimate tobacco accessory products industry. Factors such as increasing levels of taxation, price increases, lack of law enforcement, weak border control, regulatory restrictions such as plain packaging or graphic health warnings, display bans, taste or ingredient restrictions are encouraging more adult tobacco consumers to switch to illegal cheaper tobacco products and accessories and providing greater rewards for counterfeiters and smugglers. Illicit trade can have an adverse effect on market, manufacture, set prices and could damage any brand equity we may develop, which in turn could lead to a competitive disadvantage. Illicit trade can also potentially damage our reputation, undermine our planned marketing and distribution, negatively impact any brand image we develop and may lead to commoditization of our planned product. This could have an adverse effect on our business, results of operations and financial condition.

The tobacco industry generally faces increasing tobacco control and regulation which may have an impact on overall sales volume and profit associated with tobacco and tobacco accessory products such as our planned biodegradable cigarette filter.

The advertising, sale and consumption of tobacco products have been, and continue to be, subject to increasingly stringent regulatory regimes. These restrictions have been introduced by both regulation and voluntary agreements and may impact our ability to sell our planned product, maintain or build brand equity, communicate with adult tobacco consumers, apply strategic pricing decisions, launch future products and innovations, enter new markets, and may impact adult tobacco consumers' ability to differentiate products; these restrictions may also reduce adult tobacco consumer acceptability of new product specifications, and, may contribute to the growth of illicit tobacco and tobacco accessory products. Any of the foregoing could have an adverse effect on our business, results of operations and financial condition. Increased scope and severity of compliance regimes introduced by new regulation could lead to higher costs and greater complexity, and potential reputational damage, product recall, regulatory sanctions or fines in connection with inadvertent breach of such regulations. Even when proven untrue, there are often financial costs and reputational impacts in defending against such claims, in particular, considering the speed and spread of any accusations through social media.

Most regulation or potential regulatory initiatives can typically be categorized as follows:

*	Place: including regulations restricting smoking in private, public and workplaces (e.g., public place smoking bans);

*	Product: including regulations on the use of ingredients, product design
        and attributes (e.g., ceilings regarding tar, nicotine and carbon monoxide yields, as well as restrictions on flavors); product safety regulations and regulatory product disclosure requirements (e.g., in relation
	to ingredients and emissions);

*	Packaging and labeling: including regulations on health warnings and other
	government-mandated messages; restrictions on the use of certain descriptors and brand names; requirements on pack shape, size, weight
and
	color and mandatory plain packaging;

*	Sponsorship, promotion and advertising: including partial or total bans on
	tobacco advertising, marketing, promotions and sponsorship and restrictions on brand sharing and stretching (the latter refers to the creation of an association between a tobacco product and a non-tobacco product
	by the use of tobacco branding on the non-tobacco product);

*	Purchase: including regulations on the manner in which tobacco products are
	sold, such as type of outlet (e.g., supermarkets and vending machines) and how
	they are sold (e.g., above the counter versus beneath the counter); and

*	Price: including regulations which have implications on the prices which
	manufacturers can charge for their tobacco products (e.g., excise and minimum
	prices).

The enactment of unduly onerous and restrictive regulation in the tobacco industry in general and the tobacco accessory industry in particular, may adversely affect our business, results of operations and financial condition.

Significant and/or unexpected increases in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions. These changes may result in a decline in overall sales volume for cigarettes and consequently, our planned biodegradable cigarette filter product.

Tobacco products are subject to high levels of taxation, including excise taxes, sales taxes, import duties and levies in most markets in which we plan to operate. In many of these markets, taxes are generally increasing but the rate of increase varies between markets and between different types of tobacco and tobacco related products. Increases in tobacco excise taxes may be caused by a number of factors, including fiscal pressures, health policy objectives and increased lobbying pressure from anti-tobacco advocates. Significant or unexpected increases in tobacco taxes, the introduction of laws establishing minimum retail selling prices, changes in relative tax rates for different tobacco or tobacco related products or adjustments to excise structures, may result in an increase in illicit trade, a decline in overall sales volume for cigarettes and consequently our planned biodegradable cigarette filter product and may have an adverse effect on our business, results of operations and financial condition. Increases in tobacco-related taxes, the introduction of new tobacco-related taxes or changes to excise structures could limit our ability to set adequate prices for our planned product.

The Company is controlled and will continue to be controlled by current management following this offering, which increases risks associated with potential conflicts of interest.

The Company is currently owned and will continue to be owned by current management after this offering is completed. Current management will therefore continue to have the ability to elect and remove members of the Company's board of directors (the "Board"), and, as a result, will have the ability to approve or reject a sale or merger of our Company, unilaterally amend the Articles of Incorporation and Bylaws at will, and impede a merger, consolidation, takeover or other business consolidation, or discourage a potential acquirer from making a tender offer for our Common Stock. Current management will also be in a position to influence their own compensation and to approve affiliated transactions as well as all other matters requiring approval of our Company's shareholders. Current management intends to act fairly and in full compliance with their fiduciary obligations; however, there can be no assurance that the Company will not, as a result of the conflict of interest described above, possibly enter into arrangements under terms less favorable than they could have obtained had they been dealing with unrelated parties.

The actual use of proceeds from this offering could be applied differently than as described in "Use of Proceeds" in order to address changed circumstances and opportunities.

The net cash proceeds from this offering are projected to be used for the purposes described in "Use of Proceeds." If our Board deems it to be in our best interest to address changed circumstances and opportunities, we reserve the right to use the funds obtained from investors differently than as described in this Offering Circular. As a result, our success will be substantially dependent upon the discretion and judgment of the Board with respect to the application and allocation of the net proceeds from this offering. You will be entrusting your funds to the Board, upon whose judgment and discretion you must depend, with only limited information concerning the Board's specific intentions.

Arbitrary purchase price for the Common Stock to be issued in this offering.

The purchase price of the Common Stock to be issued in this offering has been arbitrarily determined by our management and does not necessarily bear any relationship to our assets, book value, net worth, earnings, actual results of operations or any other established criteria. Among the factors considered in determining such purchase price were an evaluation of our prospects, the potential for a reasonable return on investment to new investors and the projected cost to implement our business plans. The current holders of Common Stock consisting of our founder and other management personnel paid a lower dollar amount for their Common Stock than the purchase price set forth in this
Offering Circular which will result in immediate dilution of the book value of our Common Stock to investors in this offering. You may not be able to sell your Units for an amount equal to your purchase price or any other amount in the future.

Investors will not easily be able to liquidate their investment.

There is currently no public market for our Common Stock, and no public market will result from this offering. Management plans to seek market maker(s) to sponsor our securities and, subject to availability of funds and FINRA requirements, plans to evaluate the possibility of having our Common Stock listed on an Over the Counter (OTC) market or other alternative trading platform. However, we may never become listed or an active trading market for the our Common Stock may not develop if we do become listed on an OTC market or other alternative trading platform. Accordingly, purchasers may not easily be able to liquidate their investment.

The Company does not currently intend to pay dividends.

Management has no present intention of paying dividends to any of our shareholders and does not anticipate this will change anytime soon.

There are additional risks.

This offering is highly speculative and risky. The risks described herein are not intended to be inclusive of all risks associated with this offering. Additional risks may exist or may develop in the future. Prospective investors must consider the risks stated herein, as well as other possible risks of which we are not presently aware before investing in this offering. Prospective investors are also strongly encouraged to obtain independent legal and accounting advice regarding the merits and risks of this offering.


Description of Business

Bio Fil Inc is a start-up company that was incorporated in the State of Colorado on January 13, 2017. Our principal office is located at 2906 E. Caley Ave., Centennial, CO 80121 and our current phone number is 720-364-2476. If we raise adequate capital in this offering, we plan to investigate options to lease a commercial office location for our principal office to support expansion and may also investigate options to lease or acquire a manufacturing facility.

Our activities since inception have consisted of the following: incorporation in the state of Colorado (including the preparation of formation documentation); overall strategy planning (especially finance), team development, preparation of our business plans and this Offering Circular. Thuan Lu, our founder and CEO, has applied for a patent to protect the intellectual property rights associated with a biodegradable cigarette filter he developed on his own time with his own resources (Application Serial Number
15/795,572). All intellectual property rights associated with this patent application have been assigned to our Company. Our Company was formed to develop and commercialize the process developed by Mr. Lu to produce a biodegradable cigarette filter. We anticipate this will either involve the sale or license of our intellectual property, or the sourcing or direct development of manufacturing and bringing our planned biodegradable cigarette filter product to market for sale primarily to tobacco companies to be integrated into their filtered cigarette products.

As of the date of this Offering Circular, the Company has no paid full-time employees. Our three executive officers are currently unpaid and only Mr. Lu, our CEO, currently devotes any significant part-time duties to our Company's operations. It is anticipated that if adequate funds are raised in this offering, our Executive Officers will devote progressively more time to our business, eventually becoming full-time paid employees. We do not currently have employment, consulting, confidentiality or non-competition agreements in place with any employees. We may enter into employment and/or consulting, confidentiality, and/or non-competition agreements with our current executive officers and any key employees hired in the future at reasonable, market-based compensation levels, depending on the success of this offering.

We have not filed for bankruptcy protection nor have we ever been involved in receivership or similar proceedings. We are not presently involved in any legal proceedings material to the business or financial condition of the Company. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. Depending on the success of this offering and the implementation of our business plans, we may lease or purchase facilities and/or equipment or enter into contracts with third parties in order to manufacture our planned biodegradable cigarette filter. Our anticipated use of proceeds of this offering in support of our business plans, including spending priorities, are discussed in more detail in "Use of Proceeds."

We plan to generally use the net proceeds from this offering in the following order of priority: to reimburse our founder and CEO for equipment contributed to the Company, raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and for advances made on behalf of the Company for start-up costs, including fees and legal costs associated with the U.S. patent application for our planned product (altogether estimated at $75,000); to fund the process to obtain approval from the FDA for our planned biodegradable cigarette filter product; to fund the continuing process of securing U.S. patent protection for our planned product, if available, including a reserve to fund potential litigation expenses for potential challenges to such intellectual property; to fund the consumer appeal and product testing we expect to be required to show the marketability of our planned product; to fund the search and negotiations required to either source manufacturing capability from third parties or develop our own manufacturing capabilities for our planned product; to fund marketing activities to reach potential customers for our planned product; and to fund working capital and reserves in order to ramp up our resources as required to implement our business plans.

Background Information

Unless otherwise cited, all references to the manufacture of cigarette filters as well as information regarding the market for cigarettes, cigarette filters and statistics regarding litter of and environmental impact of cigarette filters herein comes from Wikipedia contributors. Cigarette filter, Wikipedia,
The Free Encyclopedia. Available at:
https://en.wikipedia.org/w/index.php?title
=Cigarette_filter&oldid=795190134, last accessed January 11, 2018.

Conventional cigarettes typically have a substantially cylindrical rod shaped structure and include a charge, roll or column of smokable material, such as shredded tobacco (e.g., in cut filler form), surrounded by a paper wrapper, thereby forming a so-called "smokable rod" or "tobacco rod." Normally, a cigarette also has a cylindrical filter element aligned in an end-to-end relationship with the tobacco rod. The filter element is commonly made of cellulose acetate fibers (typically as many as 12,000 fibers) bonded to each other by triacetin circumscribed by a paper material known as a "plug wrap." Certain filter elements can also incorporate polyhydric alcohols. Typically, the filter element is attached to one end of the tobacco rod using a circumscribing wrapping material known as "tipping paper." After smoking, the spent filters are sometimes improperly discarded in the environment. The cellulose acetate filaments tend to degrade slower than tobacco and/or the paper parts of the cigarette, due to the highly entangled nature of the fibers, solvent bonding between the fibers, and the slow degradability of the cellulose
acetate polymer. Typically, the time required for a cigarette filter to break down is 10-15 years, and it is estimated that every year worldwide approximately 4.5 trillion cigarette butts are discarded, much of that directly into the surrounding environment as litter. It is estimated that between 22-
36%
percent of all visible waste along U.S. shorelines, waterways, and on land is made up by cigarette butts. See, Schneider JE, Peterson NA, Kiss N, et al Tobacco litter costs and public policy: a framework and methodology for considering the use of fees to offset abatement costs; Tobacco Control 2011; 20; i36-i41,
http://tobaccocontrol.bmj.com/content/20/Suppl_1/i36?sid=21007f69-
d4e3-4f8e-8f4f-61f1e6178970, last accessed January 11, 2018.

Anticipated Market Need

We believe there is a market need for a biodegradable cigarette filter, one that we believe will break down significantly faster than the current filters on market, and we believe we have developed a marketable process to produce a biodegradable cigarette filter to fill this need. Our planned biodegradable cigarette filter is completely made of organic materials which we believe, based solely on the limited experience of trying prototypes of our planned product among certain of our officers and a select group of friends, will break down significantly faster than conventional filters on the market today, thereby having less impact on the environment compared to conventional cigarette filters. We believe that with widespread adoption, our planned biodegradable cigarette filter could lead to significantly reduced cigarette butt litter pollution around shorelines, waterways and on land, which is not only aesthetically pleasing, but should also lead to lower cleanup costs. Because or planned biodegradable cigarette are expected to break down significantly faster than conventional filters on the market today, we believe widespread adoption of our planned product may also have an ancillary benefit to wildlife that sometimes ingest cigarette butts when non-degraded cigarette filters remain in the environment.

While we have not conducted any tests to confirm our hypothesis, we expect that there may even be some degree of health benefits to smokers resulting from using our planned biodegradable cigarette filters. While smoking undoubtedly presents serious health hazards, a significant portion of these health problems result from tar and other chemicals entering the lungs of smokers. We believe, our planned biodegradable cigarette filters may capture a larger amount of tar and other ingredients compared to conventional cigarette filters. So while smoking cessation is clearly the best way to address health issues related to smoking, a person who is not able to do this may still experience some degree of benefit when smoking cigarettes that have our planned biodegradable cigarette filters. Based solely on the limited experience of trying prototypes of our planned product among certain of our officers and a select group of friends, we believe our planned biodegradable filter shows a minimal reduction in flavor compared to conventional cigarette filters.

According to the Center for Marine Conservation, cigarette butt litter accounts for one in every five items collected on clean-up efforts, making it the most prevalent form of litter on the planet. See, Cigarette Filter Fact Sheet, Lansing Community College Website, https://www.lcc.edu/tobaccofree/ environmental/, last accessed January 11, 2018.

Globally, approximately 4.3 trillion cigarette butts are discarded every year, much of that directly into the environment as litter. Id. Smokers in the U.S. account for over 250 billion cigarette butts, in the U.K. 200 tons of cigarette butts are discarded, and Australian smokers account for over 7 billion cigarette butts annually. Id. In most Western countries cigarette butt waste accounts for up to 50% of all litter. Id.

*  	There are 1 billion smokers in the world today, and if current trends
	continue, that number is expected to increase to 1.6 billion by the year 2025.
	See, Terry Martin, Shocking Global Cigarette Litter Facts, How
Cigarette
	Toxins Pollute the Environment, last updated September 10, 2016, available at
	https://www.verywell.com/world-cigarette-litter-facts-that-will-shock-
you-
	2824735, last accessed January 11, 2018.
*	Worldwide, approximately 10 million cigarettes are purchased a minute,
15
	billion are sold each day, and upwards of 5 trillion are produced and used on
	an annual basis. Id.
*	Most cigarette filters are made of cellulose acetate, which, while natural
	organic material and technically will break down, takes a very long time to
	degrade. It is estimated that, depending on the conditions present, it can
	take between 18 months to 10 years for a conventional cellulose acetate filter
	to decompose. Id.

It's estimated that trillions of filters make their way into our environment as discarded waste yearly.

Economic & Environmental Impact of Cigarette Butt Litter

We believe when it comes to cigarette litter, we all pay. Cigarette butt litter necessitates additional sidewalk and street sweeping, greenway and park maintenance, storm drain cleaning, and increased maintenance of stormwater filters. Business owners bear the expense of cigarette butt litter cleanup around entrances, exits, sidewalks, and parking lots.

Excessive cigarette butt litter may result in a decline in a city's foot traffic, tourism, commercial and residential development. In fact, it is estimated that the presence of litter in a community decreases property values by a little over 7%. See, The Problem and Facts, Keep America Beautiful.org, available at https://www.kab.org/cigarette-litter-prevention/problem-and-facts, last accessed January 11, 2018. Focusing on small improvements, like reducing cigarette butt litter, may contribute to safer and more economically vibrant communities.

Cigarette butt litter is prevalent in recreation areas and public spaces. Tobacco litter represents nearly 34.4% of all litter in outdoor recreation areas such as picnic areas, hiking trails, parks, etc. decreasing the appeal of these natural areas. See, Keep America Beautiful, Inc. 2009 National Visible Litter Survey and Litter Cost Study, available at https://www.kab.org/sites/ default/files/News%20%26%20Info_Research_2009_NationalVisibleLitterSurveyand
CostStudy_Final.pdf, last accessed January 11, 2018.

32% of litter collected from storm drains is tobacco products. Id. It is estimated that 80% of cigarette butts on the ground find their way into our water systems and detract from the quality of our drinking water and harm our oceans. See, Cigarette Filter Fact Sheet, Lansing Community College Website, Supra. Cigarette butts have been found in the stomachs of fish, whales, birds and other marine and land based wildlife which leads to ingestion of hazardous chemicals and digestive blockages.

Our business goal is to commercialize a process to produce a biodegradable filter to replace those that are currently used in cigarette manufacturing today. We do not plan to be directly involved in cigarette manufacturing. We anticipate this will either involve the sale or license of our intellectual property, or the sourcing or direct development of manufacturing capabilities to bring our planned biodegradable cigarette filter product to market for sale primarily to tobacco companies to be integrated into their filtered cigarette products (and potentially to sell direct to tobacco specialty retailers, although we anticipate this would be a very small fraction of the total market potential for our planned product).

Select Market Data

During 2016, approximately 258 billion cigarettes were sold in the United States. See, Centers for Disease Control and Prevention (CDC), Economic Trends in Tobacco, Cigarette Sales, available at https://www.cdc.gov/tobacco/data_ statistics/fact_sheets/economics/econ_facts/index.htm, last accessed January 11, 2018. Four companies - Philip Morris USA, Reynolds American Inc., ITG Brands, and Liggett, accounted for approximately 92% of U.S. cigarette sales and imports accounted for approximately 8% of U.S. cigarette sales in 2015. Id.

The U.S. Market

According to the CDC, below is the percentage of adults aged 18 years or older who were current cigarette smokers in the United States in 2015 from CDC, Current Cigarette Smoking Among Adults in the United States, available at https://www.cdc.gov/tobacco/data_statistics/fact_sheets/adult_data/cig_smokin g/ index.htm. last accessed January 11, 2018.

*  	15.1% of all adults (36.5 million people): 16.7% of males, 13.6% of females
*  	Nearly 22 of every 100 non-Hispanic American Indians/Alaska Natives
(21.9%)
*  	About 20 of every 100 non-Hispanic multiple race individuals (20.2%)
*  	Nearly 17 of every 100 non-Hispanic Blacks (16.7%)
*  	Nearly 17 of every 100 non-Hispanic Whites (16.6%)
*  	About 10 of every 100 Hispanics (10.1%)
*  	7 of every 100 non-Hispanic Asians (7.0%)

Each day, more than 3,200 people younger than 18 years of age smoke their first cigarette and an estimated 2,100 youth and young adults who have been occasional smokers become daily cigarette smokers. CDC, Youth and Tobacco Use, available at https://www.cdc.gov/tobacco/data_statistics/fact_sheets/youth_data
/tobacco_use/index.htm. last accessed January 11, 2018. During 2016, more than
258 billion cigarettes were sold in the United States. See, Centers for Disease
Control and Prevention (CDC), Economic Trends in Tobacco, Cigarette Sales, available at https://www.cdc.gov/tobacco/data_statistics/fact_sheets/economics/ econ_facts/index.htm, last accessed January 11, 2018.

World Market

Statistic show that revenues of the cigarette industry is over $800 billion annually. See, BusinessWire, $816 Billion Cigarette Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2017 - 2022 - Research and Markets, February 21, 2017, available at https://www.businesswire.com/news/ home/20170221006223/en/816-Billion-Cigarette-Market-Global-Industry-Trends, last accessed January 11, 2018. Globally, over 5 trillion cigarettes were produced in 2015. See, Martin Supra. While the percentage of people smoking may be declining, the number of smokers and cigarettes produced keep rising due to population growth. It is expected that by 2025, the number of smokers worldwide will be approximately 1.6 billion up from approximately 1 billion in 2015. Id.

Competitive Analysis

We believe our primary competitor groups (the first two of which are also potential customers for our planned product) include the following:

1. Cigarette Companies.

To try to convince cigarette companies, such as Philip Morris USA, Reynolds American Inc., ITG Brands, and Liggett, to switch to our planned biodegradable cigarette filters, we plan to:

*  	Keep prices very competitive to what they are paying now; and
*  	Emphasize the potential marketing benefits and positive publicity potential
	of our planned biodegradable cigarette filters including benefits to society
	such as:
	*  	potential for aesthetic benefit of reduced litter/pollution
associated
		with our planned product;
	*  	potential for reduced clean-up costs associated with our planned product;
	*  	potential for reduced environmental contagions associated with our planned
		product;
	*  	potential health benefits associated with our planned product;
and
	*  	potential benefits to wildlife associated with our planned
product.

2.  Current Cigarette Filter Manufacturing Companies.

We expect to face competition from existing cigarette filter manufacturing companies, such as Celanese Corporation and Eastman Chemicals Company, who we anticipate will fight to retain their market share. In conjunction with planning to market our planned product directly to cigarette manufacturing companies, we also plan to approach cigarette filter manufacturing companies to gauge their interest in a potential sale or license of our technology/process, or potentially partnering with us to develop a new biodegradable line of products. A simple search for "biodegradable cigarette filter" on the United States Patent and Trademark Office (USPTO www.uspto.gov) patent application database produced six results that appear to be from three different inventor groups including RJR Reynolds Tobacco Co. and Greenbutts, LLC so we are aware that there are other direct competitors and potential technology sale or license candidates.

3.  Electronic Cigarettes

A number of electronic products, such as electronic cigarettes (e-cigarettes), electronic cigars (e-cigars), and electronic pipes (e-pipes), have been introduced in the marketplace in recent years. Electronic cigarette use has been on the rise in the United States and it is expected to continue rising over time and may eventually become a significant competitive threat to conventional cigarettes.

We believe electronic cigarette industry has yet to have a significant impact on the traditional cigarette market for a variety of reasons, including:

*  	A market perception that electronic cigarettes are not safe as a result of
	several well publicized incidents of explosions linked to defective batteries.
*  	The liquids used in e-cigarettes are poisonous if ingested, especially to
	toddlers and children; who might drink the liquid because of the pleasant
	smell.
*  	We believe that e-cigarettes don't deliver an equivalent nicotine
"buzz"
	compared to conventional cigarettes.
*  	Currently, e-cigarettes are considerably more expensive than conventional
	cigarettes.

We believe that a high percentage of smokers in the world are in low to middle income brackets. To many worldwide smokers, buying one electronic cigarette could equal a few weeks or even months of their income. As a result, the volume of e-cigarette usage is very low in third-world countries and we expect that trend to continue for the foreseeable future.


Use of Proceeds

We estimate that, at a per share price of $10.00, the net proceeds from the sale of up to 1,400,000 shares of our Common Stock in this offering will be up to approximately $13,975,000, after deducting the estimated offering expenses of approximately $25,000. We do not presently intend to use commissioned sales agents or underwriters, but we do reserve the right to engage Broker-Dealers in the future who are members of FINRA. In the event we engage the services of a Broker-Dealer or underwriter post-qualification of this offering, the Company will file a post-qualification amended Offering Statement disclosing the terms and conditions of the engagement with any such Broker-Dealer or underwriter and update any existing investors accordingly. For purposes of estimating the fees associated with a potential future engagement of one or more Broker-Dealer(s) or underwriter(s), we have assumed we may pay fees and commissions totaling up to 10%. Any amount allocated to pay Broker-Dealer(s) or underwriters that go unused would be re-allocated to general administrative, working capital and reserves.

The principle purpose of this offering is to raise capital for the following Company priorities: to reimburse our founder and CEO for equipment contributed to the Company, raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and for advances made on behalf of the Company for start-up costs, including fees and legal costs associated with the U.S. patent application for our planned product (altogether estimated at $75,000); to fund the process to obtain approval from the U.S. Food and Drug Administration (FDA) for our planned biodegradable cigarette filter product, which is expected to be time consuming and expensive; to fund the continuing process of securing U.S. patent protection for our planned product, if available, including a reserve to fund potential litigation expenses for potential challenges to such intellectual property; to fund the consumer appeal and product testing we expect to be required to show the marketability of our planned product; to fund the search and negotiations required to either source manufacturing capability from third parties or develop our own manufacturing capabilities for our planned product;
to fund marketing activities to reach potential customers for our planned product; and to fund working capital and reserves in order to ramp up our resources as required to implement our business plans.

Assuming we raise the maximum offering amount, we expect to use the proceeds as follows:

  	USE                                             AMOUNT
	PERCENTAGE
1.   Reimburse our founder and CEO 			$75,000		Below
1%
2.   FDA approval process				$1,000,000
	Approximately	7%
3.   Patent process (including litigation
     reserve)						  $500,000
	Approximately	4%
4.   Consumer appeal and product testing		$1,500,000
	Approximately  11%
5.   Source or develop manufacturing capabilities	$5,000,000
	Approximately  37%
6.   Marketing activities				$1,000,000
	Approximately   7%
7.   Other regulatory expenses				  $300,000
	Approximately   2%
8.   Fees and commissions to Broker-Dealer(s)		$1,400,000
	Approximately  10%
9.   Expenses of this offering				   $25,000	Below
	1%
10.  Manufacturing supplies				  $775,000	Approximately
	5%
11.  General administrative, working capital and
     reserves  						$2,500,000
	Approximately   18%

To the extent we raise less than the maximum offering amount, after paying offering expenses (which may include fees and commissions to Broker-Dealers) and reimbursing our founder and CEO, we plan to prioritize funding FDA approval and patent process funding requirements, followed by consumer appeal and product testing. The amounts estimated above are the maximum estimated funding requirement amounts over an estimated period of up to three years to allow time for us to obtain FDA approval and enable us to build manufacturing capabilities. We expect that actual funding requirements may be materially different from such maximum estimates and could be substantially reduced if management pursues different objectives to address changed circumstances (which could include pursuing a strategy to sell or license our intellectual property or source our manufacturing needs from third parties). In the event that we raise substantially more capital than needed to implement our plans, we anticipate we would declare dividends or offer to repurchase shares of common stock from investors pro-rata (or a combination of such strategies) to return excess funds to shareholders. The general administrative, working capital and reserves category includes potential payments to our officers and directors. Currently our officers and directors are unpaid and we have no current agreement(s) or understanding in place regarding any payments to our officers or directors other than the Company's obligation to reimburse our founder and CEO for equipment contributed to the Company, raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and for advances made on behalf of the Company for start-up costs, including fees and legal costs associated with the
U.S. patent application for our planned product (altogether estimated at $75,000). It is anticipated that if adequate funds are raised in this offering, our executive officers will devote progressively more time to our business, eventually becoming full-time paid employees. We expect that we will set any salaries or fees paid to our officers or directors at reasonable, market-based levels.

We reserve the right to use the funds obtained from investors differently than as described in this offering Circular if management deems it to be in our best interest to address changed circumstances and opportunities. As a result, our success will be substantially dependent upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds from this offering. You will be entrusting your funds to management, upon whose judgment and discretion you must depend, with only limited information concerning management's specific intentions.


Plan of Distribution

We are offering a maximum of 1,400,000 shares of common stock at a price of $10.00 per share on a best efforts basis with no minimum offering target other than a minimum subscription amount of 100 shares of common stock for a minimum purchase price of $1,000. No securities are being offered by selling security holders. There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us immediately following deposit into our Company's bank account. Because there is no minimum offering target, funds raised may not be sufficient to complete the plans of our Company as set forth in "Use of Proceeds" in this Offering Circular. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, should we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

We do not presently intend to use commissioned sales agents or underwriters but reserve the right to engage Broker-Dealers in the future who are members of FINRA. In the event we engage the services of a Broker-Dealer or underwriter post-qualification of this offering, the Company will file a post-qualification amended Offering Statement disclosing the terms and conditions of the engagement with any such Broker-Dealer or underwriter and update any existing investors accordingly.

Sales pursuant to this Offering Circular will begin as soon as practicable after this Offering Circular has been qualified by the SEC and will be made on a continuous basis as provided by Rule 251(d)(3)(i)(F) for up to one year following the date of qualification by the SEC. Our officers and directors will participate in the offer and sale of shares of our Common Stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the
Securities Exchange Act of 1934. We believe such persons will also meet exemptions from the definitions of "broker-dealer" and "sales representative" contained in Sections 11-51-201(2) and (4) of the Colorado Securities Act, as amended, because our officers and directors will primarily perform substantial duties for or on behalf of our Company otherwise than in connection with transactions in our own securities and such individual's will not receive any compensation based, in whole or in part, upon the amount of purchases or sales of our own securities.

In order to subscribe to purchase our Common Stock, a prospective Investor must complete, sign and deliver an executed Subscription Agreement and either wire or mail funds for the applicable subscription amount in accordance with the instructions included in the Subscription Agreement. We reserve the right to reject any prospective investor's subscription, in whole or in part, for any reason. If any prospective investor's subscription is rejected, all applicable funds received from such prospective investor will be returned without interest or deduction. We plan to engage Mountain Shares Transfer Company as our transfer agent before this Offering Circular is qualified to track ownership, transfers and issue formal certificates for our Shares to investors in this offering.

There are no agreements currently in place to limit or restrict the sale of our
Common Stock during the Offering Period nor any agreements with any party to stabilize any potential market for our Common Stock.


Dilution

Start-up and early-stage companies typically sell shares of its capital stock to its founders and early employees at a very low cash cost, because they are, in effect, putting their "sweat equity" into the business in the form of time and strategic planning with no or very little compensation expected until the prospects for such companies improve. When a typical start-up or early-stage company seeks cash from outside investors, the new investors usually pay a much larger sum for their shares than the founders, early employees or earlier investors paid for their shares, which means that the cash value of the new investors stake is diluted because each share of the same class is worth the same amount, and the new investor has paid more for the shares than the founders, early employees or earlier investors did for theirs.

As of the date of this Offering Circular, we currently have 5,013,000 shares of no par value Common Stock outstanding that has been issued to a total of three shareholders. As of the date of this Offering Circular, no options, warrants or other convertible securities have been authorized or issued by us.

The following table summarizes the differences between the existing (founding) shareholders and the new investors with respect to the projected number of shares of Common Stock purchased, the total consideration paid, and the average price per share paid, assuming the maximum offering amount is purchased:

Maximum Offering:

			Shares Purchased	Total Consideration	Average Price Per
			Number	    Percent	Amount	    Percent	Share

Founders		5,013,000   78.2%	$       113 >0.01%	$ 0.0002
New investors		1,400,000   21.8%	$14,000,000 99.99%	$10.00
Total			6,413,000   100.0%	$14,000,113 100%	$ 2.18


The following table summarizes the differences between the existing (founding) hareholders and the new investors with respect to the number of shares of Common Stock purchased, the total consideration paid, and the average price per share paid, assuming 50% of the offering amount is purchased:

50% of Offering:

			Shares Purchased	Total Consideration	Average Price Per
			Number      Percent	Amount	    Percent	Share

Founders		5,013,000    81.7%	$      113  >0.01%	$  0.0002
New investors		  700,000    12.3%	$7,000,000  99.99%	$
10.00
Total			5,713,000   100.0%	$7,000,113  100%	$  1.23


Description of Property

We do not own any real estate. We currently utilize a rent-free home office space in a residential single family home as our principal office, located at 2906 E. Caley Ave., Centennial, CO 80121. If we raise adequate capital in this offering, we plan to investigate options to lease a commercial office location for our principal office to support expansion and may also investigate options to lease or acquire a manufacturing facility, although we have no current commitments to do so.


Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties; including, without limitation, statements preceded by qualifiers such as "plans, expects, anticipates, projects, believes," and other statements indicating opinion or future application as well as the negative expression of such words. Any such opinion about future prospects is based upon a number of assumptions that may or may not have been specifically discussed. Many of these statements represent risk factors that may or may not quantify or qualify underlying risk. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering
Circular.

We are a start-up stage company with limited operating history:

Bio Fil Inc was formed by filing Articles of Incorporation with the State of Colorado on January 13th, 2017 and our activities to date have centered upon overall strategy (especially finance), team development, preparation of our business plans and this Offering Circular. Accordingly, we have a very limited operating history and that limited history and the description of our business plans described in this Offering Circular provide you with limited information upon which to evaluate our prospects. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in a highly competitive industry, where FDA approval for our planned product is required but has not yet been obtained, there is not yet an issued patent to protect the intellectual property associated with our planned product, there has been no material consumer and product testing to indicate the viability of our planned product, and where we have not sourced or developed means to manufacture and bring our planned product to market, and the risks associated with our current undercapitalized financial condition.

Operating Results

Since inception, the Company has devoted substantially all of its efforts to business planning, team development, and raising capital. Accordingly, the Company is considered to be in the start-up or developmental stage, because we have been devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. As a result, we have yet to produce a product or generate any sales or revenue.

Liquidity and Capital Resources.

As of the date of this Offering Circular, we have $113 in cash and total liabilities of $75,000. As of the date of this Offering Circular, we have incurred total expenses since inception of $71,770, related entirely to research and development and advancing our U.S. patent application. All our expenses to date have been advanced by our founder and CEO, Thuan Lu. In management's opinion, our cash position is insufficient to maintain our operations at our current level for the next twelve months if we are unable to raise capital from this offering or an alternate source yet to be identified.

Plan of Operations

We hope to raise up to $14,000,000 through this offering. Management believes that such funds will be sufficient to fund the Company's expected expenses over the next six months and potentially for 36 months or more as we implement our business plans. Depending on the success of this offering, we plan to fund, to the fullest extent possible, reimbursement to our founder and CEO for equipment contributed to the Company, raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and for advances made on behalf of the Company for start-up costs, including fees and legal costs associated with the U.S. patent application for our planned product (altogether estimated at $75,000), the payment to professional service providers to assist us with the process of obtaiing approval from the FDA for our planned product and the process of securing U.S.
patent protection for our planned product (including a reserve for potential challenges to our intellectual property). The next order of priority identified by management is to fund consumer appeal and product testing. To the extent we have remaining funds available, we plan to fund the search and negotiations required to either source manufacturing capability from third parties or develop our own manufacturing capabilities for our planned product and to fund marketing activities to reach potential customers for our planned product. Management plans to allocate any remaining unused funds to working capital and reserves.

If less than the maximum offering amount is raised in this offering, management has generally identified alternate plans to commercialize the process to produce our planned biodegradable cigarette filter product which may include the sale or license of our intellectual property (potentially on terms less favorable than anticipated), seek to obtain funds through arrangements with collaborators, or source our manufacturing needs from third parties rather than develop our own manufacturing capabilities.

Trend Information:
Because we were recently formed and have been devoting substantially all of our efforts to establishing our business, planned principal operations have not commenced. As a result, we have yet to generate any sales or revenue and we are unable to identify any recent trends or uncertainties in production, sale, inventory, the state of the order book, costs, or selling prices during or since the end of the last financial year. For the same reason, for the current year, we are unable to identify any known trends, uncertainties, demands, commitments or events based on our business that are reasonably likely to have a material effect on our net sales, revenue, income, profitability, liquidity or capital resources, or be able to analyze whether such trends, uncertainties, demands, commitments or events would cause the limited reported financial information in this offering to not necessarily be indicative of future operating results or financial condition. Potential investors are encouraged to read the sections titled "Risk Factors" and "Description of Business."


Securities Offered

The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and Bylaws. For more detailed information, please see our Articles of Incorporation and Bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 10,000,000 shares of no par value Common Stock. As of the date of this Offering Circular, there are 5,013,000 shares of our Common Stock issued and outstanding. There is no preferred stock authorized or issued.

Each shareholder of our Common Stock is entitled to a pro-rata share of any dividends declared and payable to holders of our Common Stock. The holders of our Common Stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the Common Stock, acting in concert, are entitled to determine the election of our directors or the outcome of any other matters.
The holders of our Common Stock are entitled to receive dividends when and if declared by our Board from legally available funds. Our Board has the sole discretion to declare and pay any dividends. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share pro-rata in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for any preferences owed to each class of stock, if any, having any preference in relation to our common stock. Holders of our Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our Common Stock. As of the date of this Offering Circular, we have not authorized or issued any options or warrants convertible into any shares of our capital stock.

Directors, Executive Officers and Significant Employees

The Directors and Executive Officers as of the date of this Offering Circular are as follows:

Name		Position		Age	Term of Office		Approximate hours
per week
									for part time employees
Thuan Lu	Chief Executive
		Officer, Chief
		Financial Officer,
		Secretary, Treasurer
		and Director		44	01/13/17 - present		10

Peter Pham	Chief Operating
		Officer, President
		and Director		57	01/13/17 - present		>1

Bao Ho		Executive Vice
		President of
		Marketing and
		Director		34	01/13/17 - present		>1

Tu Huynh	Director		35	01/13/17 - present		>1

Jennifer
Casabona	Director		34	01/13/17 - present		>1

Our Directors are elected at our Company's annual meeting of shareholders and our officers are appointed annually at an annual meeting of the Board that typically meets immediately following the annual shareholders' meeting. No arrangement or understanding exists among our Executive Officers, Directors or any other persons pursuant to which any person was or is to be selected to his or her office or position.

The only familial relationships between any of our Executive Officers and Directors is that Jennifer Casabona is Than Lu's first cousin.

Summary of relevant business experience of our Executive Officers and Directors

Thuan Lu, Company Founder, CEO, CFO, Secretary, Treasurer and Director
From 1998 to 2004, Mr. Lu worked as a real estate agent. In 2003, Mr. Lu started an insurance agency and worked as an agent and broker in the insurance industry from 2003 to 2016. Mr. Lu also owned and managed nail salons, a travel agency, and provides bookkeeping on a consulting basis for businesses in the Vietnamese community.

Mr. Lu earned his Bachelor of Science degree in Business Administration, with a
Minor in Economics, from the University of Colorado at Boulder. He is fluent in
English and Vietnamese, and also has a limited ability to converse in a non-Mandarin Chinese dialect.

Peter Pham, President, Chief Operating Officer and a Director
Mr. Pham is currently self-employed and has been over the past five years.
He owns, operates, and manages various businesses including restaurants and a landscaping company. Mr. Pham has a BS in Business Administration from the University of Hue.

Bao Ho, Executive Vice President of Marketing
For more than the past five years to the present, Mr. Ho provides various consulting services to government agencies including: the Department of Homeland Security, Department of Justice, and the Department of Defense. Mr. Ho has a BS in Finance from the University of Denver, Colorado.

Tu Huynh, Director
For more than the past five years to the present, Mr. Huynh has worked as a Data Analyst for Precision Discovery in Colorado. Mr. Huynh earned his Masters degree in Applied Mathematics from the University of Denver in 2006.

Jennifer Casabona, Director
Ms. Casabona is a graduate of Loyola University, New Orleans, earning a Bachelors of Arts in Communications emphasizing Broadcast Production, along with a Minor in English Writing in 2000. Prior to joining the Company, she worked mainly in the food services industry. Most of her experience is through working for and managing her family's restaurant business, learning the trade in several areas. She has also done some freelance photography and writing since graduating college, including being published as a columnist in the Palisade Tribune in 2012.

To the best of our knowledge, over the past five years there have been no legal proceedings involving any of our Executive Officers and Directors with respect to federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent, or similar officer appointed by a court for the business or property of any of our Executive Officers and Directors, nor has any partnership in which any of our Executive Officers and Directors was general partner at or within two years before the time of such filing, or any corporation or business association of which any of our Executive Officers and
Directors was an executive officer at or within two years before the time of such filing.

To the best of our knowledge, none of our Executive Officers or Directors has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).


Compensation of Directors and Executive Officers

The annual compensation for each of our Directors and Executive Officers of the
Company since inception is as follows:

Name		Capacities in which 		Cash 		Other 		Total
		compensation was received	Compensation $	Compensation $
	Compensation $

Thuan Lu	Chief Executive Officer,
		Chief Financial Officer,
		Secretary, Treasurer and
		Director			0.00		0.00		0.00

Peter Pham	Chief Operating Officer,
		President and Director		0.00		0.00		0.00

Bao Ho		Executive Vice President
		of Marketing and Director	0.00		0.00		0.00

Tu Huynh	Director			0.00		0.00		0.00

Jennifer
Casabona	Director			0.00		0.00		0.00

Since inception to the date of this Offering Circular, no compensation has been paid to any of our Executive Officers or Directors for their services. It is anticipated that if adequate funds are raised in this offering, our Executive Officers will devote progressively more time to our business, eventually becoming full-time paid employees. Similarly, if adequate funds are raised in this offering, we may consider paying a reasonable market-based rate to our non-employee Directors. We do not currently have employment agreements in place with any employees. We may enter into employment agreements with our Executive
Officers and any key employees hired in the future at reasonable, market-based compensation levels, depending on the success of this offering. Additionally, Executive Officers and Directors are entitled to be reimbursed for any expenses incurred on behalf of our Company.

As of the date of this Offering Circular, we do not have a stock option or any other equity incentive plan in place. Depending on the success of this offering, we may consider establishing some form of incentive plan for our Officers, Directors and employees in the future.

 Security Ownership of Management and Certain Securityholders

The following table sets forth the ownership, as of the date of this Offering Circular, of our Common Stock by all the Executive Officers and Directors as a group, individually naming each Director or Executive Officer who beneficially owns more than 10% of any class of our voting securities, as well as any other shareholder who beneficially owns more than 10% of any class of our voting securities as such beneficial ownership would be calculated if we were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended. To the best of our knowledge, the persons named in the table below have sole voting and investment power with respect to such shares of our Common Stock. Applicable percentages are based upon 5,013,000 shares of our Common Stock outstanding as of the date of this Offering Circular.

Remainder of this page intentionally left blank.

Title of Class	Name and address 	Amount and nature	Amount and nature
	Percent
		of beneficial owner	of beneficial 		of beneficial
		  of
					ownership		ownership acquirable	class


Common Stock	Thuan Lu
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 	80121	5,000,000 		n/a			99.7%

Common Stock	Peter Pham
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 80121	   3,000 		n/a
	>0.01%

Common Stock	Bao Ho
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 80121	  10,000 		n/a			 0.2%

Common Stock	Tu Huynh
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 80121	    -0-			n/a
	  -0-

Common Stock	Jennifer Casabona
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 80121	    -0-			n/a
	  -0-

Common Stock	All Executive Officers
		and Directors as a group
		Bio Fil Inc
		2906 E Caley Ave.
		Centennial, CO 80121	 5,013,000		n/a			100%


Interest of Management and Others in Certain Transactions

As discussed in the Financial Statements and Use of Proceeds, the founder, CEO and a Director of our Company, Thuan Lu, has contributed equipment to the Company, advanced the cost of raw materials purchased on behalf of the Company to conduct research and development associated with the development of our planned product, and made advances on behalf of the Company for start-up costs, including fees and legal costs associated with the U.S. patent application for our planned product. Our Company is obligated to reimburse Mr. Lu for such expenses incurred on behalf of the Company, which amount is estimated at $75,000 because Mr. Lu does not have all the receipts associated with the purchase of raw materials for research and development.

Our Company is currently majority owned and will continue to be majority owned by current management after this offering is completed. Due to this majority ownership, management will have the ability to elect and remove our Board and, as a result, will have the ability to approve or reject a sale or merger of our
Company, unilaterally amend the Articles of Incorporation and Bylaws at will, and impede a merger, consolidation, takeover or other business consolidation, or discourage a potential acquirer from making a tender offer for our Common Stock. Management will also be in a position to influence their own compensation and to approve affiliated transactions as well as all other matters that may require approval of our Company's shareholders. Management intends to act fairly and in full compliance with their fiduciary obligations;
however, there can be no assurance that the Company has not previously and will not in the future, as a result of the potential conflicts of interest described above, possibly enter into arrangements under terms less favorable than they could have obtained had they been dealing with unrelated parties.



Remainder of this page intentionally left blank.




Section F/S
Unaudited Financial Statements



Bio Fil, Inc
Financial Statements for the
Year Ended December 31, 2017


Index to Financial Statements							      PAGE

Unaudited Balance Sheets - Year Ended December 31, 2017
	30

Unaudited Statements of Operations - Year Ended December 31, 2017
	31

Unaudited Statements of Stockholder's Deficit - Year Ended December 31,
2017											32

Unaudited Statements of Cash Flows - Year Ended December 31, 2017
	33

Notes to Unaudited Financial Statements
	34


        Bio Fil, Inc
(a Development Stage Company)
  Unaudited Balance Sheets
								For the Year Ended

								December 31, 2017
Assets
Current Assets
	Cash 	  						$	113
Total Current Assets 							113

Patent, net 	  						$ 	-

Fixed Assets
	Equipment 						      3,800
	Accumulated depreciation 				       (570)
Total Fixed Assets 	  					      3,230

Total Assets 							$     3,343

Liabilities
Current Liabilities
	Accounts Payable 	  				$ 	-
	Due to related parties 					     75,000
Total Current Liabilities 					     75,000
Total Liabilities 						     75,000

Stockholders' equity
	Common stock, no par value,10,000,000 shares authorized
	and 5,013,000 shares issued to founders 			-
Additional paid-in capital 						113
	Retained Deficit 					    (71,770)
Total Stockholders' Deficit 					    (71,657)
Total Liabilities and Stockholders' Deficit 	  		$     3,343









The accompanying notes are an integral part of these financial statements.


         Bio Fil, Inc
  (a Development Stage Company)
Unaudited Statements of Operations

								For the Year Ended
								December 31, 2017

Income 	  							$ 	-
Cost of Sales 								-
Gross Margin 								-
Operating Expenses
	Impairment of Research and Development contributed
	to company by founder 					   71,200
	Depreciation Expense 					      570
Total Operating Expenses 					   71,770

Loss from Operations 						  (71,770)

Other Income (Expenses)
	Other Income 							-
Total Other Expenses 							-

Net Loss before Income Taxes 					  (71,770)

Let Loss 	  						$ (71,770)

Net Loss per Common Share - Basic and Diluted 	  		$      (0.01)

Weighted Average Number of Common Shares Outstanding -
Basic and Diluted 						5,013,000















The accompanying notes are an integral part of these financial statements.


	     Bio Fil, Inc
     (a Development Stage Company)
Unaudited Statements of Stockholder's Deficit
For the Year Ended December 31, 2017


											Total
				Common Stock 		Additional 	Stockholders'
	Stockholders'
				Shares 	Amount    	Paid-In Capital Deficit
	Deficit
Balance, January 13, 2017 	- 	$ - 		$ 	-	$	- 	$
	-
Shares issued to founder for
patent and $100 cash		5,000,000 - 			100 		-
	 	100
Shares issued to two
other founders for $13 cash	   13,000 - 			 13 		-
		 13
Net loss for year ended
December 31, 2017		 	- 		 	- 	  (71,770)
(71,770)
Balance, December 31, 2017 	 5,013,000 		$ 	113 	$ (71,770) 	$
(71,770)
















The accompanying notes are an integral part of these financial statements.


	Bio Fil, Inc
(a Development Stage Company)
    Unaudited Cash Flows


									For the Year Ended
									December 31, 2017


Cash Flows from Operating Activities
Net Loss 								$ 	(71,770)
Adjustment to reconcile net loss from operations:
	Depreciation 								    570
Changes in Operating Assets and Liabilities
	Accounts Receivable							      -
	Inventory 								      -
	Royalty payable 							      -
	Due to related parties 							 75,000
Net Cash Used in Operating Activities
3,800

Cash Flows from Investing Activities
	Purchases of property and equipment
(3,800)
Net Cash Provided by Investing Activities
(3,800)

Cash Flows from Financing Activities
	Issuance of Common Stock for cash 					    113
	Note payable
Net Cash Provided by Financing Activities
113

Net Increase (Decrease) in Cash 						    113
Cash at Beginning of Period 		 					      -
Cash at End of Period 							$ 	    113

Supplemental Cash Flow Information:
	Income Taxes Paid 						$ 	      -
	Interest Paid 							$ 	      -

















The accompanying notes are an integral part of these financial statements.



		Bio Fil, Inc
Notes to Unaudited Combined Financial Statements
	     December 31, 2017


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Bio Fil, Inc, a Colorado corporation, was initially formed on January 13, 2017.

We believe there is a market need for a biodegradable cigarette filter, one that we believe will break down significantly faster than the current filters on market, and we believe we have developed a marketable process to produce a biodegradable cigarette filter to fill this need. Our planned biodegradable cigarette filter is completely made of organic materials which we believe will break down significantly faster than conventional filters on the market today, thereby having less impact on the environment compared to conventional cigarette filters. We believe that with widespread adoption, our biodegradable cigarette filter could lead to significantly reduced cigarette butt litter pollution around shorelines, waterways and on land, which is not only aesthetically pleasing, but should also lead to lower cleanup costs. Because our planned biodegradable cigarette filter is expected to break down significantly faster than conventional filters on the market today, we believe widespread adoption of our planned product may also have an ancillary benefit to wildlife that sometimes ingest cigarette butts if less non-degraded cigarette filters remain in the environment.

BioFil filters work like traditional filters to trap tar and other chemicals produced by burning tobacco, accordingly, we believe there are no particular health differences to the filters currently used now. We also believe the cost to manufacture and produce our planned biodegradable cigarette filters will be comparable to traditional cigarette filters - so they are not expected to have a significant effect on the bottom line of potential customers to replace the filter currently in use. Because our planned product is expected to break down so much faster than the filters currently used, our planned product is also expected to have a positive economic impact on businesses, cities, parks and open-space areas - by causing less trash build-up and litter in both urban and rural areas.

We are not involved in cigarette manufacturing. We plan to only produce cigarette filters and filter tubes to provide to cigarette manufacturing companies, cigarette filter companies, and, perhaps to cigarette stores for use with personal tobacco products - nationwide and internationally.

The Company's accounting year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles. These financial statements have been prepared by management of the
Company in consultation with a certified public accountant as to compliance with generally accepted accounting principles and have not been audited.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, estimate of fair value of share based payments and derivative instruments and recorded debt discount, valuation of deferred tax assets and valuation of in-kind contribution of services and interest.









The accompanying notes are an integral part of these financial statements.

		Bio Fil, Inc
Notes to Unaudited Combined Financial Statements
	     December 31, 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017, cash equivalents totaled $113.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Over $3,800 in assets and equipment were contributed by the company's founder on January 7, 2017 and are being depreciated over 5 years. the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes whereappropriate. The estimated useful lives for significant property and equipmentcategories are as follows:

		Computer equipment 3 years
		Furniture and Equipment 5 years

Depreciation expense for December 31, 2017 is $570.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, "Earnings per Share". Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year.
Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Revenue Recognition

We recognize revenue when the four revenue recognition criteria are met, as follows:

*	Persuasive evidence of an arrangement exists - our customary practice is to
	obtain written evidence, typically in the form of a sales contract or purchase
	order;
*	Delivery - when custody is transferred to our customers either upon shipment
	to or receipt at our customers' locations, with no right of return or further
	obligations, such as installation;
*	The price is fixed or determinable - prices are typically fixed at the time
	the order is placed and no price protections or variables are offered;
and
*	Collectability is reasonably assured - we typically work with businesses with
	which we have a long standing relationship, as well as monitoring and evaluating customers' ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue.
Payments received by customers prior to our satisfying the above criteria are recorded as unearned income in the unaudited combined balance sheets.








		Bio Fil, Inc
Notes to Unaudited Combined Financial Statements
	     December 31, 2017

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board ("FASB") ASC 820- 10, "Fair Value Measurements," as well as certain related FASB staff positions. This guidance defines fair value as the price that would be received from selling an asset or being paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions that marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

*	Level 1 - quoted market prices in active markets for identical assets
or
	liabilities.

* 	Level 2 - inputs other than Level 1 that are observable, either directly or
	indirectly, such as quoted prices in active markets for similar assets or
	liabilities, quoted prices for identical or similar assets or liabilities in
	markets that are not active, or other inputs that are observable or can be
	corroborated by observable market data for substantially the full term of the
	assets or liabilities.

* 	Level 3 - unobservable inputs that are supported by little or no market
	activity and that are significant to the fair value of the assets or liabilities.

Recent Accounting Pronouncements

In June 2014, FASB issued Accounting Standards Update ("ASU") No. 2014-10, "Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation." The update removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. In addition, the update adds an example disclosure in Risks and Uncertainties (Topic 275) to illustrate one way that an entity that has not begun planned principal operations could provide information about the risks and uncertainties related to the Company's current activities. Furthermore, the update removes an exception provided to development stage entities in Consolidations (Topic 810) for determining whether an entity is a variable interest entity - which may change the consolidation analysis, consolidation decision, and disclosure requirements for a company that has an interest in a company in the development stage. The update is effective for the annual reporting periods beginning after December 15, 2014, including interim periods therein. Early application with the first annual reporting period or interim period for which the entity's financial statements have not yet been issued (Public business entities) or made available for issuance (other entities). The Company adopted this pronouncement for the year ended December 31, 2014.

NOTE 3 - RELATED PARTY TRANSACTION

Due to related parties balance of $75,000 is due to our founder in exchange for raw materials purchased to do Research and Development and $3,800 of contributed equipment. The equipment and Research and Development materials are properly valued at historical cost since they were contributed by a related party. The Research and Development Materials currently have no value going forward so they were expensed and the contributed equipment was capitalized at historical cost to the founder since he is a related party to the company. The
Company will be required to pay back the $75,000 owed to the founder.












	Bio Fil, Inc
	Notes to Unaudited Combined Financial Statements
	December 31, 2017

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Upon Inception the Company issued 5 million shares of Common Stock to the founder in exchange for total rights to a patent application and $100 cash. The patent application is now owned by the Company and was booked at the historical cost to the founder of $0 Dollars. The Company also issued 13,000 shares of Common Stock to two other founders for $13 cash upon inception.

NOTE 4 - STOCKHOLDERS' DEFICIT

The Company has authorized 10 million shares of no par value common stock and has outstanding at September 30, 2017 a total of 5,013,000 shares with 5 million issued to the founder at inception in exchange for a patent application and $100 cash and 13,000 shares issued to two additional founders for $13 cash at inception (10,000 to one founder and 3,000 to the third founder).

NOTE 5 - PATENTS

Our founder contributed a patent application to the Company in exchange for shares. The patent application is valued at historical cost due to the related party transaction. Historical cost for the patent application is near zero so the asset remains at zero but is held and owned by the Company and is expected to be utilized going forward.

NOTE 6 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the filing date of these financial statements and has disclosed that there are no such events that are material to the financial statements to be disclosed.






Part III: Exhibits

Index to Exhibits

Description						Item		Exhibit#
Charter and bylaws					17.2            17.2
Subscription Agreement					17.4            17.4
Description of IP Assignment				17.6            17.6
Fortis Law Partners Opinion re legality			17.12           17.12








SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on February 8, 2018 (date).


(Exact name of issuer as
specified in its charter):

Bio Fil, Inc


By: ___________Thuan Lu___________
  	CEO, CFO, CAO, Secretary, Treasurer and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature): /s/ Thuan Lu

(Title): 	Chief Executive Officer, Chief Financial Officer
		(Principal Financial Officer, Principal Accounting Officer), Secretary, Treasurer and Director.

(Date): 	February 8, 2018


SIGNATURE OF OTHER DIRECTORS:

(Signature): 	/s/ Peter Pham

(Title): 	President, COO and Director

(Date):		February 8, 2018


(Signature): 	/s/ Bao Ho

(Title): 	Executive Vice President of Marketing and Director

(Date): 	February 8, 2018


(Signature):	/s/ Tu Huynh

(Title):	Director

(Date):		February 8, 2018


(Signature):	/s/ Jennifer Casabona

(Title):	Director

(Date):		February 8, 2018